EXHIBIT 11
                       INTERNATIONAL GAME TECHNOLOGY
                     COMPUTATION OF EARNINGS PER SHARE

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                                                 YEARS ENDED SEPTEMBER 30,
                                               1998        1997         1996
(Dollars in thousands)
Shares Outstanding:
  Common Stock Outstanding at Beginning
    of Period                              51,882,710  150,690,308  150,118,534

  Shares Issued Under Stock Option and
    Award Plans                               703,850    1,192,402      866,455
  Percentage of Time Outstanding                55.6%        72.0%        65.9%
  Weighted Average Shares Issued              391,274      858,517      570,811


  Shares Purchased and Held in Treasury   (43,721,200) (38,174,676) (25,114,476)
  Percentage of Time Outstanding                89.7%        80.8%        96.1%
  Weighted Average Shares Outstanding     (39,209,948) (30,833,808) (24,134,721)


  Weighted Average Common Shares
    Outstanding                           113,064,036  120,715,017  126,554,624

Diluted Shares Outstanding:
  Additional Dilutive Effect of Stock
    Options                                 1,638,848    1,113,954      857,698

  Weighted Average Common and Common
    Equivalent Shares Outstanding         114,702,884  121,828,971  127,412,322

Net Income                                    152,446      137,247      118,017

Basic Earnings Per Share:                        1.35         1.14         0.93

Diluted Earnings Per Share:                      1.33         1.13         0.93

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